FOR IMMEDIATE RELEASE	News
April 15, 2013	Nasdaq Capital Market- GTIM

GOOD TIMES ANNOUNCES ACQUISITION OF NEW GROWTH CONCEPT DEVELOPMENT RIGHTS & FRANCHISOR OWNERSHIP INTEREST

(GOLDEN, CO)  Good Times Restaurants Inc. (GTIM) today announced that it has entered into a series of agreements with Bad Daddy’s International LLC and Bad Daddy’s Franchise Development LLC for the exclusive development rights for Bad Daddy’s Burger Bar restaurants in Colorado, additional development rights for Arizona and Kansas, and the ownership of 48% of the franchisor entity, Bad Daddy’s Franchise Development LLC.

The Company said that it will develop and operate new Bad Daddy’s Burger Bar restaurants through a wholly owned subsidiary under a license agreement with Bad Daddy’s Franchise Development LLC with its first restaurants planned in Denver, Colorado in 2013.  Good Times will own 48% of the franchisor and will provide the franchisor with management services to it under a separate Management Services Agreement.

Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept operating mostly in inline locations featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.  Bad Daddy’s has received both local and national accolades for the quality and originality of its food and was most recently named a top 25 burger in the U.S. by USA Today.  There are four restaurants open and a fifth in the Charlotte airport operated by HMS Host with three additional restaurants in development.

Commenting on the significance of the transaction, David Dobbin, Chairman of Good Times said “We have spent the last year looking for the right acquisition and growth opportunity and have reviewed over two dozen concepts that can help transform Good Times into a robust growth company.  Our criteria was threefold: 1) A differentiated concept that has wide consumer appeal exhibiting high customer loyalty, 2) Industry leading unit economics and 3) Experienced management that wants to participate in accelerated growth.  Bad Daddy’s has each of those and more and we couldn’t be more excited to partner with them to build restaurants for our own account and to own a significant portion of the franchisor as we ramp up franchised growth and development.”

The Company said that the agreements include provisions for the first right of purchase of Bad Daddy’s International and its 52% of Bad Daddy’s Franchise Development in the event of a proposed transfer by Bad Daddy’s entities and other terms that align the interests of Good Times and Bad Daddy’s International.  Dobbin added, “This gives us the opportunity to deploy Good Times’ existing and new capital into a very high return concept while owning a significant portion of the franchisor in what we believe is a concept with national expansion potential. Bad Daddy’s is generating extraordinary sales out of a relatively small facility.  Both sides were willing to be creative in getting to a structure that can significantly leverage our existing corporate infrastructure, accelerate the proven platform Bad Daddy’s has in place and that does not require us to take on the risk of purchasing an early stage growth brand at a very large premium.”

Bad Daddy’s is owned and operated by Dennis Thompson and Frank Scibelli.  Mr. Thompson is the developer of multiple restaurant concepts having developed and taken public or sold Lone Star Steakhouse, Bailey’s Sports Grille and Firebird’s Wood Fired Grill. The Bad Daddy’s Burger Bar

Concept was created by Mr. Scibelli, who has also produced multiple award winning restaurant concepts including Mama Ricotta’s, Midwood Smokehouse and Paco’s Tacos & Tequila.

Gary Heller of Heathcote Capital LLC provided advisory services to the Company in connection with the Bad Daddy’s transaction.   Mr. Heller is a member of the Company’s board of directors.

Good Times is a regional chain of quick service restaurants located primarily in Colorado providing a menu of high quality all natural hamburgers, 100% all natural tenderloin sandwiches, fresh frozen custard, fresh cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises 39 restaurants.

This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause Good Times’ actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:

Good Times Restaurants Inc.

Boyd E. Hoback, President and CEO, 303/384-1411

Christi Pennington, Executive Assistant, 303/384-1440